EXHIBIT  10.54


                          AMERICAN ECOLOGY CORPORATION
                         2002 MANAGEMENT INCENTIVE PLAN
                                  JULY 31, 2002
                                  -------------

I.     PURPOSE  OF  THE  PLAN.

The purpose of the American Ecology Corporation 2002 Management Incentive Plan (the "Plan") is to advance the interests of the American Ecology Corporation stockholders by providing certain of its key employees, for the 2002 fiscal year, with incentive compensation consistent with the interest of the stockholders through the achievement of pre-established, objective performance goals.

                               II.     Eligibility
                                       -----------
Eligibility in the Plan is limited to key executives, senior management and other key employees of American Ecology Corporation and its subsidiaries (the "Company"). The Compensation Committee of the Company's Board of Directors (for purposes of the Plan, the "Plan Administrator") will approve the Plan and designate those employees who are eligible to participate in the Plan.

A listing of approved employees ("Participants"), their respective Initial Base Percentage ("IBP") shall be maintained and administered by the Chief Financial Officer ("CFO"), under the direction of the Plan Administrator and is attached hereto as Exhibit A. Exhibit A may be changed from time to time as additional Participants are added or deleted to the Plan or as otherwise changed in the discretion of the Plan Administrator.

Participation in the Plan supercedes any prior agreements, either written or verbal. Participants, including new employees, may be added to the Plan during the year, at the sole discretion of the Plan Administrator. Any payment made to any Plan Participant added to the Plan after initial approval by the Company's Board of Directors, shall be pro-rated, based on the number of days in 2002 such employee was a Participant in the Plan, unless otherwise stipulated by the Plan Administrator. To be eligible to receive an incentive compensation award (a "Bonus Award") under the Plan, a Participant must have been employed on a full-time basis by the Company for the entire 12 months of 2002 (the "Performance Period"), except for new employees added to the Plan during the Performance Period by the Plan Administrator. To receive any Bonus Award granted under the Plan, a Plan Participant must be employed on the last day of the Performance Period and at the date of any such payment. Plan Participants whose employment with the Company has been terminated, for any reason whatsoever, prior to the payment of any Bonus Award, shall not be eligible to receive any payment hereunder.

III.     PARTICIPANT  GROUPS
The Plan Administrator will segregate Plan Participants into one of two groups:

     -    Executive Management
     -    Senior Management


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     a.   The Executive Management group shall be comprised of the Chief
          Executive Officer ("CEO") and the Chief Financial Officer ("CFO"). One Hundred percent (100%) of the Executive Management group's Bonus Award shall be based upon achievement of the Operating Income and Cash Flow Targets, weighted equally, attached hereto as Exhibit B.

     b. The Senior Management group shall be comprised the Corporate Controller, the Director of Hazardous Waste Operations, Site Managers, the Director of Information Systems, and any other key employees designated by the Plan Administrator. Fifty percent (50%) of the Senior Management group's Bonus Award shall be based upon achievement of the Operating Income Target and Cash Flow Targets, weighted equally, attached here to as Exhibit B. Fifty percent (50%) shall be awarded at the discretion of the CEO or CFO based on but not limited to the following factors: site financial performance, regulatory compliance, health and safety records, achievement of specific performance objectives as laid out by executive management, and observed factors such as teamwork, attitude, and cooperation.

IV.    TARGETED FINANCIAL PERFORMANCE

The Company's Board of Directors has approved the following Operating Income and Cash Flow Targets for the Performance Period, adjusted for a new accounting standard, as follows:

                                            100%         120%
                                            ----         ----
                 Operating Profit       $4,731,000     $5,677,200
                Operating Cash Flow     $4,178,252     $5,013,902

V.     BONUS  AWARDS

Any and all Bonus Awards will be based on the annual, audited financial statements for the Performance Period, prepared in accordance with generally accepted accounting principles, provided to the Plan Administrator. For purposes of the Plan, "Operating Income" is defined as Gross Profit less Selling, General and Administrative Expenses after any accrual for Bonus Awards. Cash Flow is defined Operating Income plus depreciation amortization (EBITDA) plus or minus the change in Accounts Receivable (including any unbilled revenue) plus or minus the change in Accounts Payable less capital expenditures.

The Company shall pay Bonus Awards to Plan Participants upon certification by the Plan Administrator that the Operating Income or Cash Flow Target for the Performance Period has been achieved or surpassed. All Bonus Award payments shall be made within a reasonable time after receipt of the annual audited financial statements of the Company for the Performance Period, but in any event not later than March 31, 2003 (provided such audited financial statements are available as of such date).

In the event the Company has achieved 120% of the Operating Income or Cash Flow Target for the Performance Period, Plan Participants shall be eligible to receive a Bonus Award in an amount equal to their Initial Base Percentage of annual salary (as set forth in Exhibit B) plus an addition 50% of the IBP.


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One-time gains or losses or extraordinary events, as reported in the Company's audited financial statements, may be excluded from or may not be factored into the Bonus Awards solely at the discretion of the Plan Administrator.

VI.     PROCEDURE

The Plan Administrator shall have full power, discretion and authority to administer and interpret the Plan, including the calculation and verification of all Bonus Awards, and to establish rules and procedures for its administration, as the Plan Administrator deems necessary and appropriate. Any interpretation of the Plan or other act of the Plan Administrator in administering the Plan shall be final and binding on all Plan Participants. No member of the Plan Administrator or the Board of Directors shall be liable for any action, interpretation, or construction made in good faith with respect to the Plan. No member of the Plan Administrator or the Board of Directors, except for any management members of the Board of Directors who shall recuse themselves from any vote relating to the Plan, shall participate in the Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Board who becomes liable in any civil action or proceeding with respect to decisions made relating to the Plan. The CFO shall provide the Plan Administrator with a quarterly report of Participants in the Plan and their respective annual salaries, along with any other information that the Plan Administrator may request from time to time.

A Plan Participant may be removed from the Plan, with no right to any Bonus Award under the Plan, if it is determined in the discretion of the Plan Administrator that any of the following have occurred:
          i. Insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company.
          ii. Demotion: If a Plan Participant is removed from the Participant group that made him or her an eligible Participant under the Plan, then such employee shall be deemed to be ineligible for participation in the Plan and shall not receive any Bonus Award under the Plan.

VII.      PLAN  AMENDMENT  AND  TERMINATION.

This Plan terminates automatically on December 31, 2002, unless extended by the Company's Board of Directors.

VIII.     MISCELLANEOUS  PROVISIONS.

     a. Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time or other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Plan Administrator under the terms of the Plan.

     b. Plan Administrator's Decision Final. Any interpretation of the Plan and any decision on any matter pertaining to the Plan that is made by the Plan Administrator in its discretion in good faith shall be binding on all persons.

     c. Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

     d. Interests Not Transferable. Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, if a Participant dies during the Performance Period, then a pro rata portion of the Bonus Award earned by such deceased Participant shall be paid to the deceased Participant's beneficiary, as designed in writing by such Participant; provided, however, that if the deceased Participant has not designated a beneficiary, then such amount shall be payable to the deceased Participant's estate.


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     e.   Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

     f. Withholding. The Company will withhold from any amounts payable under the Plan all federal, state, city and local taxes as shall be legally required.

     g. Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of each of such plans.

Effective  Date.

     This Plan is effective as of July 25, 2002, the date of its approval by the Board of Directors of the Company.


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
                                    Exhibit A
                             2002 Plan Participants

Executive Group:

                                                         % Payout at   % Payout at
                                                         ------------  ------------
Name                                Position             100% Target   120% Target
------------------------  -----------------------------  ------------  ------------

Stephen A. Romano         Chief Executive Officer                 25%         37.5%
James R. Baumgardner      Chief Financial Officer                 15%         22.5%

Senior Management Group:
Scott Nicholson           Director Hazardous Operations           10%           15%
Michael Gilberg           Vice President & Controller             10%           15%
Tom Hayes                 Site Manager, Richland                   8%           12%
Joe Kramer                Site Manager, TECO                       8%           12%
Simon Bell                Site Manager, Grand View                 8%           12%
Dieter Pawlik             Site Manager, Oak Ridge                  8%           12%
John Cooper               Director of Information                  8%           12%
                          Systems


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